Exhibit 23.1.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-238617-02 on Form S-3 of our reports dated February 25, 2021, relating to the consolidated financial statements of CenterPoint Energy Resources Corp. and subsidiaries, appearing in this Annual Report on Form 10-K of CenterPoint Energy Resources Corp. for the year ended December 31, 2020.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
February 25, 2021